Exhibit 99.1

The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017-2630 www.travelers.com

NYSE: TRV

Travelers Reports Third Quarter Net and Operating Income per Diluted Share of $0.79, Reflecting Significant Weather-Related Claim Costs, Including $0.93 per Diluted Share of Catastrophes

•             Total net written premiums up 4% reflecting continued renewal price gains across all three business segments and Business Insurance customers purchasing more insurance. Business Insurance net written premiums up 7%.

•             Renewal price gains in Business Insurance improved and accelerated within the quarter. Third sequential quarter of improving quarter over quarter renewal price gains in Business Insurance.

•             Book value per share of $60.98, up 4% from year-end 2010.

•             The Board of Directors approves the company’s quarterly dividend per share of $0.41.

New York, October 19, 2011 — The Travelers Companies, Inc. today reported results for the third quarter 2011.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended September 30,				Nine Months Ended September 30,
except for premiums & revenues)	2011	2010	Change		2011	2010	Change

Net written premiums	$5,672	$5,462	4%		$16,926	$16,401	3%

Earned premiums	$5,605	$5,422	3		$16,479	$15,992	3
Net investment income	690	735	(6)		2,227	2,250	(1)
Net realized investment gains	2	226	(99)		41	220	(81)
Fee income & other	110	99	11		326	318	3
Total revenues	$6,407	$6,482	(1)		$19,073	$18,780	2

Operating income	$332	$858	(61)		$781	$2,179	(64)
per diluted share	$0.79	$1.81	(56)		$1.82	$4.39	(59)

Net income	$333	$1,005	(67)		$808	$2,322	(65)
per diluted share	$0.79	$2.11	(63)		$1.88	$4.68	(60)

Diluted weighted average shares outstanding	418.5	472.0	(11)		425.6	492.3	(14)

GAAP combined ratio	104.5%	90.6%	13.9	pts	108.2%	94.0%	14.2	pts

Operating return on equity	5.9%	14.3%	(8.4	)pts	4.5%	11.9%	(7.4	)pts

Return on equity	5.3%	15.0%	(9.7	)pts	4.3%	11.6%	(7.3	)pts

					As of September 30,
					2011	2010	Change

Book value per share					$60.98	$59.11	3%
Adjusted book value per share					$54.63	$52.62	4

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

NM = Not Meaningful.

“With third quarter earnings being meaningfully impacted by a number of significant catastrophes, including Hurricane Irene and Tropical Storm Lee, the strength of our business enabled us to generate net income of $333 million and to grow book value per share to $60.98, up 4% from year-end 2010,” commented Jay Fishman, Chairman and Chief Executive Officer. “We extend our sympathies to those affected by these events, and I would like to express my appreciation to our claim organization for the speed, dedication and professionalism with which they respond to our customers and agents.

“A year ago, after several years of declining commercial insurance pricing and low investment yields following the financial crisis, we increased our efforts to actively seek improved pricing for many of our insurance products to continue to create shareholder value by generating top tier returns on equity. We believed Travelers’ competitive advantages would enable us to do so. Following unprecedented severe tornadoes and other catastrophes that occurred in the 2011 second quarter, as well as several years of increased levels of wind and hail storms we further emphasized and accelerated these efforts.

“We are very pleased with our progress to date. Overall, we have produced three sequential quarters of improving quarter over quarter renewal price gains. As a result of our accelerated efforts, renewal price gains in Business Insurance increased within the quarter. Significantly, we believe that the price gains on business we renewed in September in Business Insurance exceed our current estimate of loss trends. We also believe that our approach to new accounts in Business Insurance is resulting in improved returns on that business. While no one can predict the future, we intend to continue this strategy and remain cautiously optimistic that we will continue to be successful in achieving pricing gains,” concluded Mr. Fishman.

Third Quarter 2011 Consolidated Results

	Three Months Ended September 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(289)		$476		$(185)	$302
Underwriting gain (loss) includes:
Net favorable prior year reserve development	184		222		124	147
Catastrophes, net of reinsurance	(606)		(117)		(394)	(77)

Net investment income	690		735		561	597

Other, including interest expense	(71)		(66)		(44)	(41)

Operating income	330		1,145		332	858
Net realized investment gains	2		226		1	147
Income before income taxes	$332		$1,371
Net income					$333	$1,005

GAAP combined ratio	104.5%		90.6%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	103.6%		89.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.3	)pts	(4.1	)pts
Catastrophes, net of reinsurance	10.8	pts	2.2	pts

Operating income in the current quarter of $332 million after tax decreased $526 million from the prior year quarter primarily due to a $487 million after-tax decrease in underwriting results largely attributable to significantly higher catastrophe losses.

The underwriting results in the current quarter reflected a GAAP combined ratio of 104.5 percent, as compared to 90.6 percent in the prior year quarter. This increase of 13.9 points in the combined ratio included a $489 million pre-tax increase in catastrophe losses (increase of 8.6 points) as well as a $38 million pre-tax decrease in net favorable prior year reserve development (increase of 0.8 points). Catastrophe losses in the current quarter primarily resulted from Hurricane Irene and Tropical Storm Lee. Net favorable prior year reserve development in the current quarter occurred in all three segments but particularly in Financial, Professional and International Insurance as a result of better than expected loss experience in both Bond & Financial Products and International.

The net favorable prior year reserve development in the current quarter included a $114 million after-tax ($175 million pre-tax) increase to asbestos reserves, compared to a $91 million after-tax ($140 million pre-tax) increase in the prior year quarter. The reserve strengthening in the current quarter was primarily driven by increases in the company’s estimate for projected settlement and defense costs related to a broad number of policyholders and higher projected payments on assumed reinsurance accounts. The increase in the estimate of projected settlement and defense costs resulted from recent payment trends being moderately higher than previously anticipated due to the impact of the current litigation environment. Notwithstanding these payment trends, the company’s overall view of the underlying asbestos environment is essentially unchanged from recent periods. The prior year quarter included a $70 million pre-tax benefit from the reduction in the allowance for uncollectible reinsurance resulting from a favorable ruling related to a reinsurance dispute.

The current quarter underlying underwriting results, which exclude net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 97.0 percent, as compared to 92.5 percent in the prior year quarter.  This increase of 4.5 points was attributable to reduced underwriting margins related to previously anticipated earned pricing and loss cost trends, as well as the impact of higher non-catastrophe weather-related losses in both Business Insurance and Personal Insurance.

Total revenues of $6.407 billion in the current quarter decreased $75 million, or 1 percent, from the prior year quarter largely due to a $224 million decrease in net realized investment gains, partially offset by a $183 million increase in earned premiums. Net realized investment gains in the prior year quarter included $205 million pre-tax from the sale of substantially all of the company’s remaining common stock holdings in Verisk Analytics, Inc. After-tax net investment income in the current quarter decreased 6 percent from the prior year quarter primarily due to lower reinvestment rates in the fixed income portfolio and lower average invested assets reflecting the impact of the company’s common share repurchases.

Net written premiums of $5.672 billion in the current quarter increased 4 percent from the prior year quarter, reflecting continued renewal price gains across all three business segments and Business Insurance customers purchasing more insurance. Retention rates remained high across all three business segments. New business volumes decreased modestly from the prior year quarter in both Business Insurance and Personal Insurance while increasing modestly in Financial, Professional & International Insurance. Net written premiums in Business Insurance also benefited from positive audit premiums, compared to negative audit premiums in the prior year quarter.

Capital Management

“We continued returning capital to our shareholders, paying $173 million in common stock dividends and repurchasing 7.3 million of our common shares for $375 million,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer.  “All of our capital ratios remained at or above target levels, and we were very pleased that Standard & Poor’s recently upgraded our financial strength ratings to AA and our debt ratings to A. Our cash flows and end of period liquidity position were strong as we generated over $900 million of cash from operating activities during the quarter. We are targeting fourth quarter common share repurchases to be approximately $1.0 billion.”

Shareholders’ equity at the end of the third quarter was $25.2 billion, a slight decrease from year-end 2010 due to common share repurchases. Included in shareholders’ equity at the end of the current quarter were after-tax net unrealized investment gains of $2.6 billion, compared to $1.9 billion at year-end 2010. Statutory surplus at end of the current quarter was $19.8 billion, down slightly from the beginning of the year. The company’s debt-to-capital ratio (excluding after-tax net unrealized investment gains) was 22.7 percent, well within its target range, and holding company liquidity was $2.4 billion, over two times its target level.

The Board of Directors declared a quarterly dividend of $0.41 per common share. This dividend is payable December 30, 2011 to shareholders of record as of the close of business December 9, 2011.

Business Insurance Segment Financial Results

“We were pleased to see improved pricing in the quarter across the segment,” commented Brian MacLean, President and Chief Operating Officer. “We continued to achieve renewal price gains across all product lines, led by workers’ compensation as well as significant improvements in property lines. Results in the quarter included reduced underwriting margins related to previously anticipated earned pricing and loss cost trends, as well as the impact of higher non-catastrophe weather-related losses.”

	Three Months Ended September 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(167)		$206		$(110)	$116
Underwriting gain (loss) includes:
Net favorable prior year reserve development	26		102		17	67
Catastrophes, net of reinsurance	(195)		(53)		(127)	(35)

Net investment income	487		514		398	420

Other	8		10		6	7

Operating income	$328		$730		$294	$543

GAAP combined ratio	105.4%		92.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(0.9	)pts	(3.8	)pts
Catastrophes, net of reinsurance	6.8	pts	2.0	pts

Operating income in the current quarter of $294 million after tax decreased $249 million from the prior year quarter primarily due to a $226 million after-tax decrease in underwriting results.

The underwriting results in the current quarter reflected a GAAP combined ratio of 105.4 percent, as compared to 92.1 percent in the prior year quarter. This increase of 13.3 points in the combined ratio was partly due to a $142 million pre-tax increase in catastrophe losses (increase of 4.8 points) and a $76 million pre-tax decrease in net favorable prior year reserve development (increase of 2.9 points).  Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability product line, which was concentrated in excess coverages for several accident years in the period 2005 through 2008, largely offset by an increase of $114 million after-tax ($175 million pre-tax) to asbestos reserves.

The current quarter underlying underwriting results, which exclude net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 99.5 percent, as compared to 93.9 percent in the prior year quarter. This increase of 5.6 points was attributable to reduced underwriting margins related to previously anticipated earned pricing and loss cost trends, as well as the impact of higher non-catastrophe weather-related losses.

Business Insurance net written premiums of $2.826 billion in the current quarter increased 7 percent from the prior year quarter. Net written premiums benefited from improved economic activity as evidenced by positive exposure change at renewal, as well as positive audit premiums as compared to negative audit premiums in the prior year quarter. Retention rates remained strong and improved from the second quarter 2011. The impact of renewal rate change was positive for the third consecutive quarter. New business volumes remained solid, but decreased modestly from the prior year quarter.

Select Accounts

•             Net written premiums of $666 million increased slightly from the prior year quarter.

•             Retention rates remained strong, but slightly lower than recent quarters.

•             Renewal premium change remained positive and increased for the third consecutive quarter.

•             New business volumes decreased modestly from the prior year quarter primarily due to lower volumes in larger accounts served by Select. New business volumes from TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, remained strong, but decreased slightly from the prior year quarter.

Commercial Accounts

•             Net written premiums of $747 million increased 14 percent from the prior year quarter largely driven by increased renewal price change as well as the benefit of positive audit premiums in the current quarter as compared to negative audit premiums in the prior year quarter.

•             Retention rates remained strong and increased from the most recent quarter.

•             Renewal premium change was positive for the fourth consecutive quarter and increased from recent quarters.

•             New business volumes were strong, but decreased slightly from the prior year quarter.

National Accounts

•                  Net written premiums of $176 million increased 2 percent from the prior year quarter primarily due to very strong retention rates and higher new business volumes.

Industry-Focused Underwriting

•             Net written premiums of $649 million increased 10 percent from the prior year quarter. Premium increases were concentrated in the Construction and Public Sector business units.

Target Risk Underwriting

•             Net written premiums of $356 million increased 4 percent from the prior year quarter primarily driven by the Inland Marine business unit.

Specialized Distribution

•             Net written premiums of $231 million increased 4 percent from the prior year quarter primarily driven by improved renewal premium change in the National Programs business unit.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance operating income was strong in the current quarter as the segment once again benefited from net favorable prior year reserve development,” commented MacLean. “Net written premiums were flat compared to the prior year quarter as favorable renewal premium changes were offset by the continued slowdown in construction spending in our construction surety business.”

	Three Months Ended September 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain	$187		$163		$126	$121
Underwriting gain includes:
Net favorable prior year reserve development	153		97		104	66
Catastrophes (losses) / reduction of loss, net of reinsurance	(3)		2		(2)	2

Net investment income	101		110		81	86

Other	6		7		4	5

Operating income	$294		$280		$211	$212

GAAP combined ratio	76.2%		79.6%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(19.1	)pts	(11.8	)pts
Catastrophes, net of reinsurance	0.4	pts	(0.3	)pts

Operating income in the current quarter of $211 million after tax approximated the prior year quarter, as a $5 million after-tax increase in the underwriting gain was offset by a $5 million after-tax decrease in net investment income.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 76.2 percent, as compared to 79.6 percent in the prior year quarter. This improvement of 3.4 points in the combined ratio was due to a $56 million pre-tax increase in net favorable prior year reserve development (improvement of 7.3 points), slightly offset by a $5 million pre-tax increase in catastrophes (increase of 0.7 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the 2008 and prior accident years for the contract surety business within Bond & Financial Products as well as in several lines of business in International.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophes, reflected a GAAP combined ratio of 94.9 percent, as compared to 91.7 percent in the prior year quarter. This increase of 3.2 points was due to lower earned premiums, a lower level of what the company defines as large losses in the prior year quarter within International and an increase in infrastructure investments within International to support growth.

Financial, Professional & International Insurance net written premiums of $808 million were consistent with the prior year quarter. Adjusting for the impact of changes in foreign currency exchange rates, net written premiums decreased 1 percent.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $538 million decreased 2 percent from the prior year quarter primarily due to lower business volumes in construction surety reflecting the continued slowdown in construction spending and disciplined underwriting.

•             Retention rates remained very strong and increased from recent quarters.

•             Renewal premium change was slightly positive compared to slightly negative in recent quarters.

•             New business volumes increased modestly from the prior year quarter primarily driven by the Private & Non-Profit line of business.

International

•             Net written premiums of $270 million increased 3 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums were consistent with the prior year quarter.

•             Retention rates decreased from recent quarters due to the continued impact of the termination of an exclusive relationship with a distribution partner in Ireland during fourth quarter 2010.

•             Renewal premium change was positive for the second consecutive quarter.

•             New business volumes decreased slightly from the prior year quarter primarily due to the termination of the distribution relationship in Ireland.

Personal Insurance Segment Financial Results

“In addition to the significant catastrophe costs, results in both our Homeowners and Automobile lines of business continued to be impacted by higher non-catastrophe weather-related costs,” commented MacLean.  “In response to several years of adverse weather and given the possibility this experience may continue, we are actively pursuing targeted pricing and changes in terms and conditions so as to improve profitably.”

	Three Months Ended September 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$(309)		$107		$(201)	$65
Underwriting gain (loss) includes:
Net favorable prior year reserve development	5		23		3	14
Catastrophes, net of reinsurance	(408)		(66)		(265)	(44)

Net investment income	102		111		82	91

Other	17		18		11	12

Operating income (loss)	$(190)		$236		$(108)	$168

GAAP combined ratio	115.0%		93.1%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	112.5%		90.6%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(0.3	)pts	(1.2	)pts
Catastrophes, net of reinsurance	21.3	pts	3.6	pts

After-tax operating results in the current quarter decreased $276 million from the prior year quarter primarily due to a $266 million after-tax decrease in the underwriting results largely attributable to significantly higher catastrophe losses.

The underwriting results in the current quarter reflected a GAAP combined ratio of 115.0 percent, as compared to 93.1 percent in the prior year quarter. This increase of 21.9 points in the combined ratio was primarily driven by a $342 million pre-tax increase in catastrophe losses (increase of 17.7 points) and an $18 million pre-tax decrease in net favorable prior year reserve development (increase of 0.9 points).  The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the umbrella product line within Homeowners & Other.

The current quarter underlying underwriting results, which exclude net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 94.0 percent, as compared to 90.7 percent in the prior year quarter. This increase of 3.3 points was primarily due to higher non-catastrophe weather-related losses in Homeowners & Other as well as in Automobile.

Personal Insurance net written premiums of $2.038 billion increased 2 percent from the prior year quarter, including the company’s direct to consumer initiative, reflecting continued positive renewal premium change and strong retention rates.

Agency Automobile and Agency Homeowners & Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $946 million decreased slightly from the prior year quarter.

•             Policies in force were up 1 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes decreased from the prior year quarter.

Agency Homeowners & Other

•             Net written premiums of $1.056 billion increased 3 percent from the prior year quarter.

•             Policies in force continued to increase, up 1 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes decreased from the prior year quarter.

Year-to-Date 2011 Consolidated Results

	Nine Months Ended September 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$(1,453)		$851		$(860)	$501
Underwriting gain (loss) includes:
Net favorable prior year reserve development	589		900		390	590
Catastrophes, net of reinsurance	(2,460)		(1,027)		(1,601)	(674)
Resolution of prior year tax matters					100	—

Net investment income	2,227		2,250		1,789	1,824

Other, including interest expense	(241)		(212)		(148)	(146)
Other also includes:
Resolution of prior year tax matters					4	—

Operating income	533		2,889		781	2,179
Net realized investment gains	41		220		27	143
Income before income taxes	$574		$3,109
Net income					$808	$2,322

GAAP combined ratio	108.2%		94.0%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	107.3%		93.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.5	)pts	(5.6	)pts
Catastrophes, net of reinsurance	14.9	pts	6.4	pts

Operating income in the current year period of $781 million after tax decreased $1.398 billion from the prior year period primarily due to a $1.361 billion after-tax decrease in underwriting results largely attributable to significantly higher catastrophe losses and lower net favorable reserve development.

The underwriting results in the current year period reflected a GAAP combined ratio of 108.2 percent, as compared to 94.0 percent in the prior year period. This increase of 14.2 points in the combined ratio was primarily due to a $1.433 billion pre-tax increase in catastrophe losses (increase of 8.5 points) and a $311 million pre-tax decrease in net favorable prior year reserve development (increase of 2.1 points).

The current year period underlying underwriting results, which exclude net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 96.8 percent, as compared to 93.2 percent in the prior year period. This increase of 3.6 points was primarily due to increases in underlying losses that modestly outpaced earned rate increases in Business Insurance as well as higher non-catastrophe weather-related losses in Business Insurance and Personal Insurance.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Wednesday, October 19, 2011. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the U.S., Canada, U.K. and Ireland. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com. In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis as a corporate member of Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks. The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans and statements about the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s loss reserves, or if changes in the estimated level of loss reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  the company’s businesses are heavily regulated and changes in regulation may reduce the company’s profitability and limit its growth;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the company may be adversely affected if its pricing and capital models are inaccurate;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships the company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, share price, catastrophe losses, funding of the company’s qualified pension plan, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends and Net Income less Preferred Dividends to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2011	2010	2011	2010

Operating income, less preferred dividends	$332	$857	$780	$2,177
Preferred dividends	—	1	1	2
Operating income	332	858	781	2,179
Net realized investment gains	1	147	27	143
Net income	$333	$1,005	$808	$2,322

Net income, less preferred dividends	$333	$1,004	$807	$2,320
Preferred dividends	—	1	1	2
Net income	$333	$1,005	$808	$2,322

	Twelve Months Ended December 31,
($ in millions, after-tax)	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	3	3	4	4	5	6
Operating income	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	173	22	(271)	101	8	35
Income from continuing operations	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	(439)
Net income	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Basic earnings per share
Operating income	$0.79	$1.83	$1.84	$4.44
Net realized investment gains	0.01	0.31	0.06	0.29
Net income	$0.80	$2.14	$1.90	$4.73

Diluted earnings per share
Operating income	$0.79	$1.81	$1.82	$4.39
Net realized investment gains	—	0.30	0.06	0.29
Net income	$0.79	$2.11	$1.88	$4.68

Reconciliation of Operating Income (Loss) by Segment to Total Operating Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2011	2010	2011	2010

Business Insurance	$294	$543	$909	$1,677
Financial, Professional & International Insurance	211	212	495	470
Personal Insurance	(108)	168	(409)	246
Total segment operating income	397	923	995	2,393
Interest Expense and Other	(65)	(65)	(214)	(214)
Total operating income	$332	$858	$781	$2,179

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of September 30,
($ in millions)	2011	2010

Adjusted shareholders’ equity	$22,523	$24,092
Net unrealized investment gains, net of tax	2,622	2,990
Net realized investment gains, net of tax	27	143
Preferred stock	—	70
Shareholders’ equity	$25,172	$27,295

	As of December 31,
($ in millions)	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$23,376	$25,453	$25,645	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,858	1,861	(144)	620	453	327	866
Net realized investment gains (losses), net of tax	173	22	(271)	101	8	35	(28)
Preferred stock	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	(439)	88
Shareholders’ equity	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2011	2010	2011	2010

Annualized operating income, less preferred dividends	$1,326	$3,429	$1,040	$2,902
Adjusted average shareholders’ equity	22,659	23,960	23,056	24,424
Operating return on equity	5.9%	14.3%	4.5%	11.9%

Annualized net income, less preferred dividends	$1,334	$4,015	$1,076	$3,093
Average shareholders’ equity	25,090	26,719	25,159	26,696
Return on equity	5.3%	15.0%	4.3%	11.6%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through September 30, 2011

		Nine Months Ended
		September 30,		Twelve Months Ended December 31,
($ in millions)		2011	2010	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends		$780	$2,177	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Operating income, less preferred dividends - annualized		1,040	2,902
Adjusted average shareholders’ equity		23,056	24,424	24,287	25,774	25,668	25,350	23,381	21,118
Operating return on equity		4.5%	11.9%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through September 30, 2011	13.1%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax except as noted)	2011	2010	2011	2010

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$133	$371	$418	$978
Pre-tax impact of catastrophes, net of reinsurance	(606)	(117)	(2,460)	(1,027)
Pre-tax impact of net favorable prior year loss reserve development	184	222	589	900
Pre-tax underwriting gain (loss)	(289)	476	(1,453)	851
Income tax expense (benefit) on underwriting results	(104)	174	(593)	350
Underwriting gain (loss)	(185)	302	(860)	501
Net investment income	561	597	1,789	1,824
Other, including interest expense	(44)	(41)	(148)	(146)
Operating income	332	858	781	2,179
Net realized investment gains	1	147	27	143
Net income	$333	$1,005	$808	$2,322

Reconciliation of Net Income per Diluted Share Excluding the Impact of Catastrophes to Net Income per Diluted Share

Three Months
Ended
September 30, 2011

Net income per diluted share, excluding the impact of catastrophes	$1.72
Impact of catastrophes	(0.93)
Net income per diluted share	$0.79

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2011	2010	2011	2010

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,136	$3,213	$12,659	$10,020
Less:
Policyholder dividends	11	9	29	24
Allocated fee income	38	23	105	90
Loss ratio numerator	$4,087	$3,181	$12,525	$9,906

Underwriting expense ratio
Amortization of deferred acquisition costs	$982	$966	$2,900	$2,845
General and administrative expenses	860	837	2,650	2,516
Less:
G&A included in Interest Expense and Other	5	6	50	21
Allocated fee income	41	41	122	129
Billing and policy fees	26	27	77	79
Expense ratio numerator	$1,770	$1,729	$5,301	$5,132

Earned premium	$5,605	$5,422	$16,479	$15,992

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	72.9%	58.7%	76.0%	61.9%
Underwriting expense ratio	31.6%	31.9%	32.2%	32.1%
Combined ratio	104.5%	90.6%	108.2%	94.0%

(1)        For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Personal Insurance
GAAP Combined ratio excluding incremental impact of direct to consumer initiative	112.5%	90.6%	115.8%	98.4%
Incremental impact of direct to consumer initiative	2.5%	2.5%	2.6%	2.1%
GAAP Combined ratio	115.0%	93.1%	118.4%	100.5%

Consolidated
GAAP Combined ratio excluding incremental impact of direct to consumer initiative	103.6%	89.7%	107.3%	93.3%
Incremental impact of direct to consumer initiative	0.9%	0.9%	0.9%	0.7%
GAAP Combined ratio	104.5%	90.6%	108.2%	94.0%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2011	2010	Change	2011	2010	Change

Net written premium - holding foreign exchange rates constant	$259	$261	(1)%	$837	$910	(8)%
Impact of changes in foreign exchange rates	11			34
Net written premium	$270	$261	3%	$871	$910	(4)%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2011	2010	Change	2011	2010	Change

Net written premium - holding foreign exchange rates constant	$797	$808	(1)%	$2,277	$2,378	(4)%
Impact of changes in foreign exchange rates	11			34
Net written premium	$808	$808	0%	$2,311	$2,378	(3)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	September 30,	December 31,	September 30,
($ in millions; except per share amounts)	2011	2010	2010

Tangible common shareholders’ equity	$18,785	$19,737	$20,403
Goodwill	3,365	3,365	3,365
Other intangible assets	449	502	522
Less: Impact of deferred tax on other intangible assets	(49)	(55)	(55)
Adjusted common shareholders’ equity	22,550	23,549	24,235
Net unrealized investment gains, net of tax	2,622	1,858	2,990
Common shareholders’ equity	25,172	25,407	27,225
Preferred stock	—	68	70
Shareholders’ equity	$25,172	$25,475	$27,295

Common shares outstanding	412.8	434.6	460.5

Tangible book value per share	$45.51	$45.42	$44.30
Adjusted book value per share	54.63	54.19	52.62
Book value per share	60.98	58.47	59.11

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capital

	As of
	September 30,	December 31,	September 30,
($ in millions)	2011	2010	2010

Debt	$6,604	$6,611	$6,252
Shareholders’ equity	25,172	25,475	27,295
Total capitalization	31,776	32,086	33,547
Net unrealized investment gains, net of tax	2,622	1,858	2,990
Total capitalization excluding net unrealized gain on investments	$29,154	$30,228	$30,557

Debt-to-capital ratio	20.8%	20.6%	18.6%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.7%	21.9%	20.5%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total cash, short-term invested assets and other readily marketable securities held by the holding company. Holding company liquidity requirements primarily include shareholder dividends and debt service.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902